Exhibit (h)(1)(xviii)

November 22, 2022

State Street Bank and Trust Company One Lincoln Street

Boston, MA 02111

Re:	Amendment to the Transfer Agency and Service Agreement (the “Agreement”), dated August 1, 1991, by and among GMO Trust, on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended.

Ladies and Gentlemen:

Pursuant to Article 17 of the Agreement, GMO Trust (the “Trust”) hereby notifies you that it has created new series of shares, namely, GMO Resource Transition Fund and GMO U.S. Opportunistic Value Fund (the “New Funds”) with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.

If you agree to so serve as transfer agent for the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each of the New Funds shall be deemed a “Fund” under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms. An amended Schedule A with a list of GMO Trust Funds is attached hereto.

The New Funds will each provide five business days’ notice to State Street Bank and Trust Company prior to the commencement of the New Funds operations.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Information Classification: Limited Access

Sincerely, GMO TRUST

By:	/s/ Douglas Y. Charton
Name:	Douglas Y. Charton
Title:	Vice President - Law

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Y. Charton
Name:	Douglas Y. Charton
Title:	Counsel

The foregoing is hereby accepted and agreed

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason Becker
Name:	Jason Becker
Title:	Senior Vice President

This instrument is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

Information Classification: Limited Access

SCHEDULE A

(Amended as of November 28, 2022)

List of GMO Trust Funds

GMO Alternative Allocation Fund	GMO International Developed Equity Allocation Fund
GMO Asset Allocation Bond Fund	GMO International Equity Allocation Fund
GMO Benchmark-Free Allocation Fund	GMO International Equity Fund
GMO Benchmark-Free Fund	GMO Multi-Sector Fixed Income Fund
GMO Climate Change Fund	GMO Opportunistic Income Fund
GMO Emerging Country Debt Fund	GMO Quality Cyclicals Fund
GMO Emerging Country Debt Shares Fund*	GMO Quality Fund
GMO Emerging Markets Select Equity Fund	GMO Resources Fund
GMO Emerging Markets ex-China Fund	GMO Resource Transition Fund*
GMO Emerging Markets Fund	GMO SGM Major Markets Fund
GMO Global Asset Allocation Fund	GMO Small Cap Quality Fund
GMO Global Developed Equity Allocation Fund	GMO Strategic Opportunities Allocation Fund
GMO Global Equity Allocation Fund	GMO Tax-Managed International Equities Fund
GMO High Yield Fund	GMO U.S. Opportunistic Value Fund*
GMO Implementation Fund	GMO U.S. Equity Fund
GMO U.S. Small Cap Value Fund
GMO U.S. Treasury Fund
GMO-Usonian Japan Value Creation Fund

*GMO will provide State Street with at least five (5) business days’ prior notice to the commencement of operations

Information Classification: Limited Access